Hogenson Construction Company

P. O. Box 777
206 12th Avenue NE
West Fargo, North Dakota 58078

Phone (701) 281-1742
Fax (701) 281-1700
E-mail: hogenson@hogenson.net

LETTER OF INTENT

Offered for Acceptance to: Liberty Renewable Fuels, LLC

P.O. Box
Ithaca, MI

Let It Be Known:
It is Liberty Renewable Fuel's desire and intent to contract with Hogenson Construction Company (HCC) for the Detailed Design and Construction services of the Grain Handling Package for its new ethanol plant now under construction in the Ithaca, MI area.

It is Hogenson Construction Company's desire and intent to execute the above described contract with Liberty Renewable Fuel, LLC.

However, before a contract can be executed certain details of the project have yet to be developed and defined. Therefore it is both the afore mentioned parties desire to work together along with the Liberty Renewable Fuel's Representative, Sunfield Engineering, on the basis of this Letter of Intent to develop the above project and negotiate a final contract for the detailed design, and construction of a new grain receiving, storage, processing, and transfer facility as well as a new DDG storage system including distribution system flat storage, transfer system, vertical silo storage, and complete loadout system. This Letter of Intent will authorize Hogenson Construction Company to act on behalf of Liberty Renewable Fuels, LLC and allow progress on the project to the extent desired and authorized by Liberty Renewable Fuels, LLC.

The Scope of this Letter of Intent authorizes Hogenson Construction Company to proceed with the following:

1. To finalize project concepts and General Arrangement Layout drawings
2. To start the Detailed Engineering of all areas of the project as HCC sees fit in order to proceed with the project.
3. To prepare project specifications, scope of work details, project schedule & guaranteed maximum pricing estimate for the defined scope of work, and contract documents for the project.
4. To mobilize construction crews to begin construction within 5 weeks of HCC's receipt of the down payment indicated below. Mobilization will also be predicated on all insurances being in place and certificates exchanged between Liberty Renewable Fuels & HCC prior to personnel on-site mobilization.
5. To negotiate and award sub-contract & consulting agreements as HCC feels necessary in order to execute the work per the above prepared project schedule.
6. To negotiate, award, and execute any and all other items as HCC deems necessary to fulfill the pending contract per HCC's understanding and desires of Liberty Renewable Fuels, LLC.

Hogenson Construction, Inc. will proceed with the above work on a cost plus 10 % overhead and 6% commission fee basis plus professional services charge rates. The total limit of this Letter of Intent, without extension, is to be $1,000,000. If costs beyond this become warranted prior to the signing of the project contract, Hogenson Construction Company must obtain a written authorization of extension to this Letter of Intent before proceeding with commitments beyond the initial total limit of the Letter of Intent stated here.

Payment to be made as follows: An initial down payment of $200,000.00 will accompany the execution of this Letter of Intent.
Thereafter billings will be made monthly with payment due 15 days after date of invoice.
Down payment funds to be used as last dollars spent, thereby providing initial project cash flow Funding

All material is guaranteed to be as specified. All work to be completed in a professional manner according to standard practices. Any alteration or deviation from above specifications involving extra costs will be executed only upon written orders and will become an extra charge over and above the estimate. All agreements contingent upon strikes, accidents or delays beyond our control. Owner to carry fire, tornado and other necessary insurance. Our workers are fully covered by Worker's Compensation Insurance.

Acceptance of Proposal: The above prices, specifications and conditions are satisfactory and are hereby accepted. You are authorized to do the work as specified. Payment will be made as outlined above.

Hogenson Construction Company

Authorized Signature: D L Mattke

Liberty Renewable Fuels, LLC

Signature: David Skjoirlund

Date of Acceptance: 8/13/07

Hogenson Construction Company

P. O. Box 777
206 12th Avenue NE
West Fargo, North Dakota 58078

Phone (701) 281-1742
Fax (701) 281-1700
E-mail: dmattke@hogenson.net

LETTER OF INTENT EXTENSION

Offered for Acceptance to: Liberty Renewable Fuels, LLC

P.O. Box
Ithaca, MI

This document is to authorize Hogenson Construction Company (HCC) to extend the total limit of the Letter of Intent signed by and between Liberty Renewable Fuels, Inc. and Hogenson Construction Company on August 13, 2007

The Scope of this Letter of Intent extension authorizes Hogenson Construction Company to proceed with the following:

1. To continue the coordination, development, and definition of the previously described project in the original Letter of Intent through to contract execution with the guidance, support, and decision making of Liberty Renewable Fuels, LLC.
2. To perform design engineering & procurement on the project as required to keep the Project's construction on schedule.

The additional limit for this extension will be denoted here in two (2) lines: #1. Amount of requirement for HCC to make immediate payments on and #2. Amount of requirement that HCC needs to make procurement commitments only on, not requiring immediate payments at this time, in order to protect the project schedule; but, that HCC requires protection on for working in Liberty Renewable Fuels behalf.

Liberty Renewable Fuels, Inc. hereby authorizes HCC expend up to $4,000,000, for item #1, on behalf of the project and Liberty Renewable Fuels, Inc; up from the $1,000,000 limit in the original Letter of Intent. This amount is expected to be sufficient to handle HCC's needs for progressing the project through October 31, 2007.

Liberty Renewable Fuels, Inc. also hereby authorizes HCC to make additional procurement commitments on Liberty Renewable Fuels, Inc's. behalf up to an additional $3,000,000 limit, BASED ON LIBERTY RENEWABLE FUEL, LLC's REVIEW & APPROVAL OF SPECIFIC PROJECT ITEMS OVER $50,000.00 IN VALUE.

Hogenson Construction Company will proceed with the above work on a cost plus 10 % overhead and 6% commission fee basis plus professional services charge rates. This adjusts the total limit for the original Letter of Intent including this Letter of Intent Extension to $4,000,000 in cash payments and invoices through October 31, 2007 plus an additional $3,000,000 in future commitments.

If costs beyond this become needed prior to the signing of the overall contract, Hogenson Construction, Inc. must obtain another written authorization of extension to this Letter of Intent before proceeding with commitments beyond the total limit stated here.

Payment to be made as follows: Billings to be made on a bi-weekly basis with payment due 15 days after date of invoice. Down Payment amount will not change from the initial amount at this time.

All material is guaranteed to be as specified. All work to be completed in a professional manner according to standard practices. Any alteration or deviation from above specifications involving extra costs will be executed only upon written orders and will become an extra charge over and above the estimate. All agreements contingent upon strikes, accidents or delays beyond our control. Owner to carry fire, tornado and other necessary insurance. Our workers are fully covered by Worker's Compensation Insurance.

Acceptance of Proposal: The above prices, specifications and conditions are satisfactory and are hereby accepted. You are authorized to do the work as specified. Payment will be made as outlined above.

Hogenson Construction Company

Authorized Signature D J Mattke

Liberty Renewable Fuels, LLC

Signature David Skjaerlund

Date of Acceptance: 10/15/07